EXHIBIT 99.1

August 17, 2004

Dear Fellow Shareholder,

At a time when share prices are going down across a wide spectrum of companies, including that of our own, it is difficult to maintain one’s perspective. Yet, this is precisely the time when perspective is most needed, to make sure that we don’t react emotionally to our later regret. Of course, every investment decision requires weighing the risks and the potential rewards for taking those risks. Our company is dealing with a new technology that has never before been developed and sold in commercial quantities so that the key to our success will be both our ability to make those products in high quantity and at a low enough cost to allow us to sell them at attractive prices, and how well the consumer and other markets will react to those products. For those reasons I’d like to share with you my personal insights regarding the market we are addressing and the progress we have been making in building the blocks we need to reach the point of selling our fuel cell products in that market. After reviewing the market potential, I’d like to discuss our progress in three general areas: technology, production and distribution.

At this point, I think it is appropriate to note, reflecting our own views of the future of Medis, that by far the largest part of the investment in Medis over the years has come from Howard Weingrow and me, together with our friends and families. Moreover, neither Mr. Weingrow nor I have ever sold any of our shares in Medis and have actually gone so far as to personally guarantee Medis’ credit bank line.

Market Potential

There are two related trends that I consider most helpful to our market opportunities: the constant increase in the capabilities that are being offered by portable electronic devices and the convergence of different device capabilities into single new devices. The addition to cell phones of digital cameras, music playing capabilities, text messaging and 3G abilities are examples of increased capabilities just as the PDA that offers a cell phone and camera is an example of convergence. The large scale movement to wireless capabilities through WiFi and other new developments are part of these trends. These trends are driven by the business needs of every group in the portable device market. The Original Equipment Manufacturers (OEM) want to create new demand for their products. The mobile operators want new products to offer to their customers as well as to increase customer use and transmittal of data to increase average revenue per user (ARPU). And the retailers, and those selling to them, want to increase sales to the consumer. Yet there is one key element that has not advanced in many years — the ability of the batteries to enable these devices to offer more power and run much longer to afford the consumer the opportunity to take advantage of all of these new capabilities. We believe that our Power Pack products, for the first time, can provide the consumer, the OEMs and the mobile operators initially with a source of secondary power and later with a source of primary power to run these devices. That is what we see as our market potential. Now let me turn to the state of our progress.

Technology

Our scientific team has reported to me that essentially the technology underlying our fuel cells is completed. We have developed the answers to every technological problem that faced us from the outset of our work. This means that we have developed a fuel that provides the necessary power, yet is not flammable or toxic. We have developed the electrodes to convert that fuel into sufficiently high levels of energy to make Power Pack products attractive to the consumer without creating unwanted heat. We have developed a system that allows the Power Pack to work in any orientation. We have developed an efficient DC to DC converter to step up the required voltage and a power management system that allows the Power Pack to respond automatically to the particular voltage requirements of different devices such as the cell phone, digital camera, MP3 and the like. We have developed a disposable Power Pack and continue to develop a refuelable Power pack and its cartridge system. And we have developed fuel cell products that we believe are less complex and less expensive to make than other fuel cell products in development. Very importantly, we have filed for patents on all of our inventions and have already received key patents for our technology.

Even though the present state of our technology is sufficiently advanced so that we believe that we can make and deliver an attractive product, our scientists continue to work on improving various aspects of our technology. For example, in our laboratories we have achieved a performance level of our fuel cells of 350 watt hours per kilogram of weight (Wh/kg) which already exceeds the 110-160 Wh/kg of the lithium ion battery that powers most portable devices and, as far as we can tell, is much greater than any other fuel cell in development. Yet our target in the next twelve months is to achieve as much as 500 Wh/kg.

Product Design; Production Engineering and Production

We are fortunate to have available to us the expertise on product design, production and marketing developed by our strategic partner, Kensington Technology Group. Their marketing experience has been invaluable in helping us design our consumer products. As we move forward, we expect that their willingness to test consumer attitudes through focus groups and to provide a continuous flow of information regarding expected product use and design will be of great help to us. In an unusual step, reflecting how beneficial Kensington management thinks our relationship can be, at their cost, they have allocated a staff member to work full time with our team and to act as a bridge to bring to us their experience in design, production and marketing.

Our target is to reach high volume production in the second half of next year. We are using the term “high volume” to describe production of around 50,000 units a month which can grow to meet our anticipated market demand of millions of units per month. To reach those levels we have to complete certain building blocks and in this regard, we have made considerable progress. One key factor is the production of electrodes and catalysts. We are close to completion of the design of our electrode production lines. We have a production line in place for making our cathode and the catalysts for the cathode and anode, and during the next month will be ordering an additional line from the company that manufactures them. We expect that the new line will be in place in time to meet our planned delivery of units in February, described below, and also put us in a position to make thousands of electrodes per month. Once we step up to higher volume production of our products, most likely we will make a technology transfer of the electrode production to the company we choose to manufacture them.

We are also moving forward on the production engineering of other elements of our products. As I have noted in our press releases, Kodak Global Services, benefiting from Kodak’s 120 year history of working with chemicals, continues to make very valuable contributions in the development of our capabilities for fuel production, and production of cartridges both for the disposable and refuelable Power Packs. At the same time, Flextronics has completed the delivery of the ASIC (Application Specific Integrated Circuit) for our DC to DC converter, ready for mass production, and will be working on other aspects of our products.

We are also benefiting from Kodak’s extensive experience in seeking certifications and approvals needed from the Underwriter Laboratory and various governmental authorities for the use and transfer of our fuel. Fortunately, our fuel is not flammable or toxic and we believe that we can satisfy these requirements in time for our product launch. The alkaline electrolyte used in our fuel cell has the same level of alkalinity as that in the billions of batteries that are sold throughout the world. Like them, we must simply build our products so that they provide sufficient protection against breakage and spillage.

Distribution

        The distribution program for the United States is very far advanced. Kensington Technology Group, together with their affiliate ACCO Products (both part of Fortune Brands listed on the NYSE) cover most of the U.S. retail markets for our products. They are supplemented by ASE International, whose principals have long and successful experience in selling in selected markets not normally served by Kensington/ACCO. The recent addition of Superior Communications adds other very important outlets because of their experience and relationships in serving mobile operators’ stores and dealing directly with many large OEMs. We are now turning our attention to foreign markets where we have already been approached by a number of experienced distributors for the right to distribute our products.

Our plan is to deliver hundreds of completed Power Pack units to these distributors in February, 2005, so that they, in turn, can give them to their customers for their buyers to use and test after the buyers are finished with post Christmas sales and returns. We expect this process to help develop indications of orders from their customers to our distributors and us, around which we can plan our production requirements.

Military Markets

We have been working very closely with the C4 Systems Group of General Dynamics in a number of areas. We expect the final specification for the power system for their ruggedized PDA to be fixed by the end of this month, reflecting their desire to use to advantage the increase in our capabilities since we started joint development of this product. We expect General Dynamics to start Military spec tests in about three months and deliver the final product to the military for their testing some months thereafter. I might add for clarification, that having agreed to pay $500,000 to Medis, together with their own product development of well over that amount, General Dynamics fully expects to justify those expenditures by selling tens of thousands of units of these products to the army. We are also anticipating developing other products with General Dynamics, some of which have civilian applications, as well.

To fully appreciate what has been accomplished, let me note that to the best of my knowledge, we are further advanced towards a viable commercial fuel cell product than any other fuel cell company, even though many of them started working years before we did and spent much more money on development. Our technology is now essentially completed, with our company moving towards producing and marketing commercial and military products joined by highly capable, recognized companies like Kensington/ACCO, Superior Communications, Kodak, Flextronics and General Dynamics. I think we shareholders of Medis can be pleased and proud of this accomplishment.

I would be remiss if I did not also add that the CellScan System, which was the focus of our efforts in the early years of our company, also holds promise of a valuable test capable of telling a cancer patient and his/her doctor the in vitro response of the cancer cells to various planned chemotherapies. We are now looking to commercialize this test and we will keep you informed as we progress.

Let me close by noting that based on our current level of cash outlays, I believe that the funds we have available, including the unused bank line, are sufficient to bring us to a key juncture early next year where we will be able to show the world a successful product, a powerful distribution system, a significant level of advance orders and the capability of manufacturing the products. At that time, I would hope that the markets would reflect the value of our company and any further financing we may seek would be available on attractive terms.

Thank you for your continuing support.

Sincerely,

Robert K. Lifton
Chairman and CEO

This letter may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.